TII NETWORK TECHNOLOGIES REPORTS
SECOND QUARTER 2010 RESULTS

EDGEWOOD, NY – August 16, 2010 – Tii Network Technologies, Inc. (Nasdaq: TIII), a leader in designing, manufacturing and marketing network products for the communications industry, today reported results of operations for the three and six months ended June 30, 2010.

Net sales for the three months ended June 30, 2010 were $10,345,000 compared to $6,494,000 in the comparable prior year period, an increase of $3,851,000 or 59.3%.  Net sales for the six months ended June 30, 2010 were $18,088,000 compared to $12,243,000 in the comparable prior year period, an increase of $5,845,000 or 47.7%.  The sales growth was primarily due to the sales from our newly acquired Copper Products Division (“CPD”) of Porta Systems Corp., increased sales to existing customers and sales to new customers from market share gains made in the second half of last year.  Sales of $1,872,000 from the newly acquired CPD accounted for 48.6% and 32.0% of the total sales increase for the three and six month periods, respectively.

Operating income for the three months ended June 30, 2010 was $323,000 compared to $81,000 in the comparable prior year period, an increase of $242,000.   The increase is primarily attributable to a $1,421,000 increase in gross profit as a result of the increase in sales, partially offset by a $1,179,000 increase in operating expenses.  Operating income for the six months ended June 30, 2010 was $1,080,000 compared to an operating loss of $114,000 in the comparable prior year period, an improvement of $1,194,000.   The improvement is primarily attributable to a $2,485,000 increase in gross profit as a result of the increase in sales, partially offset by a $1,291,000 increase in operating expenses.

The increases in operating expenses in the 2010 periods from the 2009 periods were primarily attributable to transaction and integration costs of approximately $607,000 and $744,000 incurred during the three and six months ended June 30, 2010, respectively, related to the CPD acquisition, increases in salaries and related benefits resulting from the CPD acquisition and an increase in commissions resulting from increased sales.  Under revised guidance on accounting for business combinations, all acquisition costs are expensed as incurred instead of constituting part of the purchase price of the acquired business.

Net income for the three months ended June 30, 2010 was $192,000, or $0.01 per diluted share, compared to $47,000, a nominal amount per share, for the same prior year period, an increase of $145,000.  The current quarter results include a tax provision of $134,000 compared to $36,000 in the same prior year period.  Net income for the six months ended June 30, 2010 was $655,000, or $0.05 per diluted share, compared to net loss of $185,000, or $0.01 per diluted share, for the same prior year period, an increase of $840,000.  The results for the six months ended June 30, 2010 include a tax provision of $434,000 compared to $75,000 in the same prior year period.  Our income tax provision for each period consists of amounts necessary to align our year-to-date tax provision with the effective tax rate we expect to achieve for the full year.  That rate differs from the U.S. statutory rate primarily as a result of the non-deductibility of certain share-based compensation expense for income tax purposes that has been recognized for financial statement purposes, a foreign tax rate differential and state taxes.

Kenneth A. Paladino, President and Chief Executive Officer, stated, “The sales growth of almost sixty percent, or $3.9 million, over the prior year quarter was due to several factors, including sales from our newly acquired Copper Products Division, which accounted for approximately forty-nine percent of the sales increase.  Sales growth of our historical products from our existing customers and sales to new customers from market share gains made in the second half of last year accounted for the balance of the increase in the quarter.

These higher sales levels contributed to the significant increase in comparative operating earnings.  As a result of a recent change in accounting rules, our operating income of $323,000 in the second quarter is after transaction costs of $607,000 for the acquisition of the Copper Products Division.

We are also pleased to report that the integration of the Copper Products Division is progressing very well and as planned.  We have already realized many tangible benefits from the integration of this business with Tii and we are very excited about the new growth opportunities it brings.

While it is hard for us to distinguish sales growth due to our customers’ inventory replenishment from that due to an improved economic environment, especially as compared to the same prior year period, we believe that the contribution of sales from our new product lines and new customers will result in increased comparative sales and earnings for the balance of the year”.

About Tii Network Technologies, Inc.

Tii Network Technologies, Inc. (NASDAQ: TIII) headquartered in Edgewood, New York, designs, manufactures and sells products to the service providers in the communications industry for use in their networks.  Our products are typically found in the Telco Central Office, outdoors in the service providers’ distribution network, at the interface where the service providers’ network connects to the users’ network, and inside the users’ home or apartment, and are critical to the successful delivery of voice and broadband communication services. Additional information about the company can be found at www.tiinettech.com.

Forward Looking Statement

Certain statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  When used in this release, words such as "may," "should," "seek," "believe," "expect," "anticipate," "estimate," "project," "intend," "strategy" and similar expressions are intended to identify forward looking statements regarding events, conditions and financial trends that may affect our future plans, operations, business strategies, operating results and financial position. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause our actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements as a result of several factors.  We undertake no obligation to update any forward-looking statement to reflect future events. Among those factors are:

Relating specifically to our recent acquisition:
•	our ability to integrate the acquired products and sales force into our business;
•	our ability to execute our plans with our manufacturing partner to improve gross margins of the acquired products; and
•	the stability of the Pound Sterling and Mexican Peso relative to the U.S. dollar exchange rate.

Relating to our overall business:
•	general economic and business conditions, especially as they pertain to the telecommunications industry;
•
potential changes in customers’ spending and purchasing policies and practices, which are effected by customers’ internal budgetary allotments that may be impacted by the current economic climate, particularly in the United States;

•	pressures from customers to reduce pricing without achieving a commensurate reduction in costs;
•
the ability to market and sell products to new markets beyond our principal copper-based telephone operating company (“Telco”) market which has been declining over the last several years, due principally to the impact of alternate technologies;

•	the ability to timely develop products and adapt our existing products to address technological changes, including changes in our principal market;
•	exposure to increases in the cost of our products, including increases in the cost of our petroleum-based plastic products and precious metals;
•	the ability to obtain raw materials and components used in manufacturing our products given the supply shortages of these items resulting from increased economic activity;
•	competition in our principal market and new markets into which we have been seeking to expand;
•	dependence on, and ability to retain, our “as-ordered” general supply agreements with our largest customers and our ability to win new contracts;
•	dependence on third parties for certain product development;
•
dependence for products and product components from Pacific Rim contract manufacturers, including on-time delivery that could be interrupted as a result of third party labor disputes, political factors or shipping disruptions, quality control and exposure to changes in costs and changes in the valuation of the Chinese Yuan;

•
weather and similar conditions, including the effect of typhoons on our assembly facilities in the Pacific Rim which can disrupt production, the effect of hurricanes in the United States which can increase the demand for our products and the effect of harsh winter conditions in the United States which can temporarily disrupt the installation of certain of our products by Telcos;

•	the ability to attract and retain technologically qualified personnel; and
•	the availability of financing on satisfactory terms.

We undertake no obligation to update any forward-looking statement to reflect events after the date of this Report.

CONTACT:

Tii Network Technologies, Inc.
(631) 789-5000
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-- Statistical Tables Follow --

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Net sales	$10,345	$6,494	$18,088	$12,243
Cost of sales	6,682	4,252	11,234	7,874
Gross profit	3,663	2,242	6,854	4,369

Operating expenses:
Selling, general and administrative (including acquisition-related expenses of $607 and $744 in the three and six months ended June 30, 2010, respectively)	2,853	1,765	4,902	3,649
Research and development	487	396	872	834
Total operating expenses	3,340	2,161	5,774	4,483

Operating income (loss)	323	81	1,080	(114)

Interest expense	-	(2)	-	(2)
Interest income	3	4	9	6

Income (loss) before income taxes	326	83	1,089	(110)

Income tax provision	134	36	434	75

Net income (loss)	$192	$47	$655	$(185)

Foreign currency translation adjustment	79	-	79	-

Comprehensive income (loss)	$271	$47	$734	$(185)

Net income (loss) per common share:
Basic and Diluted	$0.01	$0.00	$0.05	$(0.01)

Weighted average common shares outstanding:
Basic	13,677	13,575	13,636	13,568
Diluted	14,316	13,738	14,149	13,568

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30, 2010	December 31, 2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,144	$5,129
Certificate of deposit	-	7,000
Accounts receivable, net of allowance of $99 and $82 at June 30, 2010 and December 31, 2009, respectively	7,103	3,468
Other receivable	605	-
Inventories, net	12,204	8,044
Deferred tax assets, net	1,614	1,100
Other current assets	890	235
Total current assets	25,560	24,976

Property, plant and equipment, net	8,948	8,020
Deferred tax assets, net	7,495	7,791
Intangible assets, net	1,029	-
Goodwill	5,469	-
Other assets, net	220	175
Total assets	$48,721	$40,962

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,646	$2,429
Accrued liabilities	1,651	688
Other current liabilities	492	-
Total current liabilities	9,789	3,117

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, par value $.01 per share; 30,000,000 shares authorized; 14,503,484 shares issued and 14,485,847 shares outstanding as of June 30, 2010, and 14,240,853 shares issued and 14,223,216 shares outstanding as of December 31, 2009	142	143
Additional paid-in capital	43,404	43,050
Accumulated deficit	(4,412)	(5,067)
Accumulated other comprehensive income - foreign currency translation	79	-
	39,213	38,126
Less: Treasury shares, at cost, 17,637 common shares at June 30, 2010 and December 31, 2009	(281)	(281)
Total stockholders' equity	38,932	37,845

Total liabilities and stockholders' equity	$48,721	$40,962